Pricing Supplement dated December 10, 1997                     Rule 424(b)(2)
(To Prospectus dated October 24, 1997 and                  File No. 333-22211
Prospectus Supplement dated October 24, 1997)

                    LIBERTY PROPERTY LIMITED PARTNERSHIP

                       Medium-Term Note - Fixed Rate


Face Amount:                                            $50,000,000
Issue Price:                                                  100.0%
Interest Rate:                                                6.970%
Interest Payment Dates:                      March 15, September 15
Regular Record Dates:                          March 1, September 1
Stated Maturity Date:                             December 11, 2003
Denominations (if other than
$1,000 and integral multiples thereof)                          N/A
Trade Date:                                        December 8, 1997
Original Issue Date:                              December 11, 1997
Net Proceeds to Issuer:                                 $49,725,000
Agent's Commission:                                        $275,000
Name of Agent:                                 Lehman Brothers Inc.

Agent acting in the capacity
indicated below:
     [X] As Agent
     [ ] As Principal
          Reoffering at:
            [ ] varying prices related to prevailing market prices at the time of resale
            [ ] fixed public offering price of ______% of face value

Day Count Convention:
     [X] 30/360
     [ ] Actual/360
     [ ] Actual/Actual
     [ ] Other (see attached)

Redemption:
     [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes can be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
            Initial Redemption Percentage:    %
            Annual Redemption Percentage Reduction:     % until Redemption
            Percentage is 100% of the Principal Amount.

Repayment:
  [X] The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %

Original Issue Discount:                         [ ]   Yes    [X]   No
       Total Amount of OID:
       Yield to Maturity:                                       %
       Initial Accrued Period:

Form:  [X]   Book-entry             [ ]   Certificated